EXHIBIT 99.2


Stephen M. Beckwith, SBN #166551
Attorney at Law
717 College Avenue, First Floor
Santa Rosa, CA  95404
Tel. (707) 544-1174
Fax  (707) 544-3652

Attorney for Plaintiff,


                         SUPERIOR COURT OF CALIFORNIA

                             SONOMA COUNTY COURTS


CENTRAL VALLEY OFFICE SUPPLY, INC.    )  Case No.:  MCV-234248
                                      )
          Plaintiff,                  )
                                      )  STIPULATION FOR ENTRY OF
     V.                               )  JUDGMENT
                                      )
Q MATRIX INC. and Does 1-10, Inclusive)  Trial Date:  Not set
                                      )
          Defendants                  )
______________________________________)


     IT IS HEREBY STIPULATED by and between the respective parties in this action, Q MATRIX INC., (hereinafter "Defendant") and CENTRAL VALLEY OFFICE SUPPLY INC., (hereinafter "Plaintiff"), that:

     1. Defendant shall pay the sum of $30,471.39 to Plaintiff to settle any and all complaints and causes of action in this matter.

     2.  The terms of the payment of the $30,471.39 are as follows:

         a. $5000 on or before February 27, 2004 by cashiers check made payable to plaintiff and delivered to plaintiff at their place of business in Delano, CA.

         b. Defendant shall pay $2000 per month on or before the 15th of each month beginning on March 15, 2004, and continuing through February 15, 2005. The last payment of $1471.39 shall be paid by March 15, 2005. All payments must be in the offices of Plaintiff by the 15th of each month.

         c. Payments will be due consecutively, month to month, that is beginning on or before March 15, 2004 and continuing without interruption monthly, until approximately March 2005. The defendant shall have the right to may any additional payments, which will be credited to the amount owed, so that the amount due can be paid earlier than the final payment date.

         d. All payments will be made directly to plaintiff. Plaintiff's address is Central Office Supply Inc, 1023 Main Street, Delano, CA 93215.



                                      1



     3. In the event that Defendant fails to pay Plaintiff the sum of $30,471.39 on or before March 2005, Plaintiff after giving no less than five
(5) calendar days written notice to Defendant, of its intent to do so may cause the stipulation to be filed along with a declaration of counsel indicating Defendant's failure to comply with the terms of the stipulation. The court may thereinafter enter a judgment against Defendant in the amount equal to the difference between the amounts paid to Plaintiff by Defendant after February 27, 2004 and the sum of $30,471.39.

     4. Subject to the executory obligations of the parties as set forth herein, each party for himself and for such parties, heirs, successors, assigns, predecessors, owners, agents, representatives, employees, officers, directors, attorneys, affiliates, partners, corporate parents, and divisions do hereby remise, release, acquit and forever discharge the other parties and such other parties representatives and related entities of and from any and all claims, debts, dues, accounts, liabilities, demands, damages, agreements, contract, obligation, costs, expenses, fees, including without limitation, attorney fees, actions and causes of action of ever nature, character and description, past, present and future, known or unknown, vested or contingent, in law or in equity, which each party now owns, or holds, or has at any time heretofore owned or held, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date of this stipulation with respect to, concerning, or arising out of the services rendered to defendant by plaintiff since January 1, 2003.

     5. Each party, that is Plaintiff and Defendant, also waives and relinquishes all rights and benefits under section 1542 of the Civil Code of the State of California and acknowledges that it may hereafter discover facts different from or in addition to those known or believes to be true with respect to the claims, debts, dues, accounts, liabilities, damages, and causes of action herein released, and agrees that this stipulation shall be and remain effective in all respects notwithstanding the discovery or existence of such difference of additional facts.

          Section 1542 provides as follows:

              "A general release does not extend to claims which the
               creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially effected his settlement with the debtor".

     6. Each party hereto understands that the facts in respect of which this stipulation is made may be other than or different from the facts now believed by each party to be true; each party hereto excepts and assumes the risk that said facts, or any of them, may be different from the facts now believed by each party to be true; and each party hereto agrees that this stipulation and the release given and the covenants made hereunder shall be and remain in affect as fully, completely and legally binding, notwithstanding the discovery or existence of any additional or different facts, or of any claims with respect thereto.

     7. Each party hereto acknowledges and represents that, in affecting and executing this stipulation, it has received from their respective counsel, legal advice as to its legal right or the option to seek legal advice in regards to this stipulation, and the he has read all of the stipulation and fully understands its contents and legal affect.

                                      2



     8. Each party hereto acknowledges and agrees that this is a compromise settlement of the herein above mentioned dealings and disputes, which is not in any respect to be deemed, construed, or treated as an admission or a confession of any liability whatsoever by any party hereto, including any person, firm, partnership or corporation of any purpose whatsoever.

     9. If any action in law or equity, including an action for declaration relief is sought to enforce or interpret any provision of the stipulation the prevailing party shall be entitled to recover actual attorney fees incurred, which may be determined by the court in the same action or any separate action brought for that purpose is addition to any other relief to which the party may be entitled. Unless judgment goes by default, the attorney fees award shall not be computed in accordance with any court schedule which shall be such as to fully reimburse all attorney fees actually incurred in good faith regardless of the size of the judgment; it being the intention of all parties to fully compensate the prevailing party for all attorney fees paid and/or incurred in good faith.

     10. Each party has made such investigation of the facts pertaining to the stipulation and all matters pertaining hereto as he or she has deemed to be necessary. This stipulation is intended to be a final and binding agreement between the parties hereto, regardless of any claims of misrepresentations, promises made without the intent of performing them, mistakes of fact of law or any other circumstances whatsoever; under no circumstances shall any party be entitled to set aside the stipulation, either in whole or in part.

     11. This stipulation for entry of judgment and conditional settlement may be executed in counterparts and when fully executed shall constitute one agreement binding on all parties hereto; notwithstanding that all parties are not signatories to a single copy thereof. It is further agreed that duplicates or copies of the stipulation for entry of judgment or conditional settlement may be utilized as originals.



Date:  February 27, 2004          /s/ Frank Sanchez
                                  Frank Sanchez, authorized representative
                                  of defendant, Q Matrix

Date:  March __, 2004             __________________________________________
                                  Marilyn Clark
                                  Authorized representative for Plaintiff

Date:  March __, 2004             __________________________________________
                                  Stephen M. Beckwith
                                  Attorney for Plaintiff










                                      3